Exhibit 4.1

Series F Convertible Preferred Stock Purchase Agreement

THIS SERIES F CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of December 17, 2007, by and among ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the “Company”), and the investor(s) listed on Schedule A attached hereto, each of which is herein individually referred to as an “Investor” and all of which are herein collectively referred to as the “Investors.”

Background Information:

The Company proposes to authorize, issue, and sell to the Investors, and the Investors propose to purchase and accept from the Company, shares of the Company’s Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Shares”), with the terms and conditions as set forth in the Certificate of Designation in the form attached hereto as Exhibit A (the “Certificate of Designation”). More specifically, the Company proposes to authorize, issue, and sell to the Investors (a) an aggregate of twenty-two (22) Series F Shares. The purpose of this Agreement is to set forth the terms and conditions upon which the Company will issue and sell the Series F Shares to the Investors and the Investors will purchase the Series F Shares from the Company, as well as certain other related matters.

NOW, THEREFORE, in consideration of the foregoing recitals and the terms, conditions, and provisions hereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1

Purchase and Sale of Securities

Section 1.1 Sale and Issuance of Series F Shares.

(a) The Company has adopted and filed, or shall adopt and file with the Secretary of State of Nevada on or before the Closing (as defined below), the Certificate of Designation.

(b) On or prior to the Closing (as defined below), the Company shall have authorized (i) the sale and issuance to the Investors of the Series F Shares, and (ii) the issuance of the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issuable upon conversion of the Series F Shares (the “Conversion Shares”). The Series F Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation.

(c) Subject to the terms and conditions of this Agreement, each Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, that number of Series F set forth opposite such Investor’s name on Schedule A hereto for $540,000 per Series F Share (the “Series F Purchase Price”),

Section 1.2 Closing. The consummation of purchase and sale of the Series F Shares (the “Closing”) shall take place at the offices of the Company, located at 5215 West Laurel Street, Tampa, Florida, on December ___ , 2007, or at such other time and place as the Company and the Investors acquiring in the aggregate a majority of the Series F Shares sold pursuant to this Agreement agree upon orally or in writing (as applicable, the “Closing Date”). At the Closing, or as soon as practicable thereafter, the Company shall deliver to each Investor a certificate representing the Series F Shares that such Investor is purchasing or acquiring against payment of the purchase price therefor by check, wire transfer, or any combination thereof. Payment by official bank check may be delivered to Odyssey Marine Exploration, Inc. 5215 West Laurel Street, Tampa, Florida 33607, or payment may be made by wire transfer of immediately available funds to:

The Bank of Tampa

4355 Henderson Boulevard

Tampa, Florida 33629

ABA# 063108680

For the account of Odyssey Marine Exploration, Inc.

Account Number: 31413706

Article 2

Representations and Warranties

of the Company

The Company hereby represents and warrants to the Investors as follows:

Section 2.1 Organization. The Company is duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company and each of its Subsidiaries (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and as described in the documents filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2007, the Company’s Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held May 18, 2007, and the Company’s Current Reports on Form 8-K, since January 1, 2007 (collectively, the “Exchange Act Documents”), and is registered or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the location of the properties owned or leased by it requires such qualification and where the failure to be so qualified would have a material adverse effect upon the condition (financial or otherwise), earnings, business or business prospects, properties or operations of the Company and its Subsidiaries, considered as one enterprise (a “Material Adverse Effect”), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

Section 2.2 Due Authorization and Valid Issuance. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Series F Shares have been duly authorized and, upon issuance in accordance with the terms of this Agreement, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof, and the Series F Shares shall be fully paid and nonassessable. As of the Closing Date, the Company shall have duly authorized and reserved for issuance a number of shares of Common Stock which equals the number of Conversion Shares. Upon conversion in accordance with the Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

Section 2.3 Non-Contravention. The execution and delivery of this Agreement, the issuance and sale of the Series F Shares under this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or any of its Subsidiaries or their respective properties are bound, (ii) the articles of incorporation, bylaws or other organizational documents of the Company or any Subsidiary, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any Subsidiary or their respective properties, except in the case of clauses (i) and (iii) for any such conflicts, violations or defaults which are not reasonably likely to have a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any Subsidiary or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of the material property or assets of the Company or any Subsidiary is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States or any other person is required for the execution and delivery of this Agreement and the valid issuance and sale of the Series F Shares to be sold pursuant to this Agreement, other than such as have been made or obtained, and except for any post-closing securities filings or notifications required to be made under federal or state securities laws or under the rules of The NASDAQ Stock Market.

Section 2.4 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 100,000,000 shares of Common Stock, of which as of the date of this Agreement, 47,422,701 shares are issued and outstanding, 3,368,024 shares are reserved for issuance pursuant to the Company’s employee incentive plan or plans, and 8,840,000 shares are reserved for issuance pursuant to securities (other than the Series F Shares to be issued and sold pursuant to this Agreement) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (b) 9,810,000 shares of preferred stock, of which (i) 7,340,000 shares have been designated as Series D Shares, of which 6,900,000 shares are issued and outstanding as of the date of this Agreement, (ii) 20 shares have been designated as Series E Shares, of which 13 shares are issued and outstanding as of the date of this Agreement, and (iii) 30 shares have been designated as Series F Shares, none of which are issued and outstanding as of the date of this Agreement (without giving effect to the issuance and sale of the Series F Shares pursuant to this Agreement). All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in the Exchange Act Documents: (a) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (b) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (c) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (d) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act except pursuant to this Agreement; (e) there are no outstanding securities or instruments of the Company or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (f) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Series F Shares or the Conversion Shares; (g) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (h) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the Exchange Act Documents but not so disclosed in the Exchange Act Documents, other than those incurred in the ordinary course of the Company’s or any Subsidiary’s respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

Section 2.5 Legal Proceedings. There is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company or any Subsidiary is or may be a party or of which the business or property of the Company or any Subsidiary is subject that is not disclosed in the Exchange Act Documents.

Section 2.6 No Violations. Neither the Company nor any Subsidiary is in violation of its articles of incorporation, bylaws, or other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any Subsidiary, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, or is in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in any material respect in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which the properties of the Company or any Subsidiary are bound, which would be reasonably likely to have a Material Adverse Effect.

Section 2.7 Governmental Permits, Etc. With the exception of the matters which are dealt with separately in Sections 2.1, 2.12, 2.13, and 2.14, each of the Company and its Subsidiaries has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of the Company and its Subsidiaries as currently conducted and as described in the Exchange Act Documents, except where the failure to currently possess such franchises, licenses, certificates or other authorizations would not reasonably be expected to have a Material Adverse Effect.

Section 2.8 Intellectual Property. Except as specifically disclosed in the Exchange Act Documents (a) each of the Company and its Subsidiaries owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, “Intellectual Property”) described or referred to in the Exchange Act Documents as owned or possessed by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in the Exchange Act Documents except where the failure to currently own or possess such rights would not have a Material Adverse Effect, (b) neither the Company nor any of its Subsidiaries is infringing, or has received any notice of, or has any knowledge of, any asserted infringement by the Company or any of its Subsidiaries of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a Material Adverse

Effect and (c) neither the Company nor any of its Subsidiaries has received any notice of, or has any knowledge of, infringement by a third party with respect to any Intellectual Property rights of the Company or of any Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect.

Section 2.9 Exchange Act Documents; Financial Statements. As of their respective dates, the Exchange Act Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of United States Securities and Exchange Commission (the “SEC”) promulgated thereunder applicable to the Exchange Act Documents, and none of the Exchange Act Documents, at the time they were filed or are to be filed with the SEC, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company and the related notes contained in the Exchange Act Documents present fairly in all material respects, in accordance with generally accepted accounting principles, the financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified consistent with the books and records of the Company and its Subsidiaries. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, and except as disclosed in the Exchange Act Documents. The other financial information contained in the Exchange Act Documents has been prepared on a basis consistent with the financial statements of the Company.

Section 2.10 No Material Adverse Change. Except as disclosed in the Exchange Act Documents, since December 31, 2006, there has not been (a) any material adverse change in the financial condition of the Company and its Subsidiaries considered as one enterprise, (b) any material adverse event affecting the Company or its Subsidiaries, (c) any obligation, direct or contingent, that is material to the Company and its Subsidiaries considered as one enterprise, incurred by the Company, except obligations incurred in the ordinary course of business, (d) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its Subsidiaries, or (e) any loss or damage (whether or not insured) to the physical property of the Company or any of its Subsidiaries which has been sustained which has had a Material Adverse Effect.

Section 2.11 NASDAQ Stock Market Compliance. The Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act and is listed or quoted on the NASDAQ Capital Market (the “Principal Market”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or de-listing the Common Stock from the Principal Market, nor, except as disclosed in the Exchange Act Documents, has the Company received any notification that the SEC or the Principal Market is contemplating terminating such registration or listing.

Section 2.12 Reporting Status. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement.

Section 2.13 Listing. The Company shall comply with all requirements of the Principal Market with respect to the issuance of the Series F Shares and the Conversion Shares and the listing of the Conversion Shares on the Principal Market in accordance with the terms of the Certificate of Designation.

Section 2.14 No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Series F Shares.

Section 2.15 Company not an “Investment Company.” The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and immediately after receipt of payment for the Series F Shares will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

Section 2.16 Foreign Corrupt Practices. Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (a) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 2.17 Contracts. The contracts described in the Exchange Act Documents that are material to the Company are in full force and effect on the date of this Agreement, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts which would have a Material Adverse Effect.

Section 2.18 Taxes. The Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which would have a Material Adverse Effect.

Section 2.19 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Series F Shares to be sold to the Investors pursuant to this Agreement will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

Section 2.20 Private Offering. Assuming the accuracy and correctness of the representations and warranties of the Investors set forth in Article 3 of this Agreement, the offer and sale of the Series F Shares pursuant to this Agreement is exempt from registration under the Securities Act. The Company has not distributed and will not distribute prior to the Closing Date any offering material in connection with the offer and sale of the Series F Shares other than the documents of which this Agreement is a part or the Exchange Act Documents. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Series F Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the Securities Act.

Section 2.21 Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

Section 2.22 Disclosure. The representations and warranties of the Company contained in this Article 2, as of the date of this Agreement and as of the Closing Date, do not and will not intentionally contain any untrue statement of a material fact or intentionally omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 3

Representations and Warranties

of the Investors

Each Investor, severally and not jointly, hereby represents and warrants to the Company as follows:

Section 3.1 Authorization. Such Investor has full power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Series F Shares to be received by such Investor and the Conversion Shares (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

Section 3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series F Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series F Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 2 of this Agreement or the right of such Investor to rely thereon.

Section 3.4 Investment Experience. Such Investor is a sophisticated investor and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Securities.

Section 3.5 Accredited Investor. Such Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

Section 3.6 Restricted Securities. Such Investor understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act.

Section 3.8 Certain Transactions. Such Investor has not, during the seven (7) days prior to the date of this Agreement, directly or indirectly traded in the Common Stock or established any hedge or other position in the Common Stock that is outstanding on the Closing Date and that is designed to or could reasonably be expected to lead to or result in a direct or indirect sale, offer to sell, solicitation of offers to buy, disposition of, loan, pledge or grant of any right with respect to the Common Stock by such Investor or any other person or entity. Such prohibited hedging or other transactions would include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Common Stock or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

Section 3.9 Legend. Such Investor acknowledges and agrees that the certificates evidencing the Securities may bear the following legend:

These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.

The legend set forth above shall be removed and the Company shall issue a certificate or other instruments without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws or regulations, (i) such Securities are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

Section 3.10 Further Representations by Foreign Investors. If an Investor is not a United States person, such Investor hereby represents that he or she has satisfied himself or herself as to the full observance of the laws of his or her jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (a) the legal requirements within his jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Investor’s subscription and payment for, and its continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of his or her jurisdiction.

Article 4

Conditions to the Investors’

Obligations at Closing

The obligations of each Investor under subsection 1.1(c) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

Section 4.1 Representations and Warranties. The representations and warranties of the Company contained in Article 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

Section 4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

Section 4.3 Compliance Certificate. The President or other appropriate officer of the Company shall deliver to the Investors at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

Section 4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance, sale and purchase of the Series F Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

Section 4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

Article 5

Conditions to the Company’s

Obligations at Closing

The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

Section 5.1 Representations and Warranties. The representations and warranties of the Investors contained in Article 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

Section 5.2 Payment of Purchase Price. The Investors shall have delivered the Series F Purchase Price specified in Section 1.1(c).

Section 5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance, sale and purchase of the Series F Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

Article 6

Registration Rights

Section 6.1 Certain Definitions. For purposes of this Article 6:

(a) The term “Filing Date” means the date the Registration Statement is filed with the SEC.

(b) The term “Filing Deadline” means the date which is ninety (90) calendar days after the Closing Date.

(c) The term “Form S-3” means such form under the Securities Act as in effect on the date of this Agreement or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 6.11 of this Agreement.

(e) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

(f) The term “Registrable Securities” means (i) the Conversion Shares, but only to the extent that such Conversion Shares are issuable upon the conversion of Series F Shares that are issued and outstanding at the applicable time, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Conversion Shares.

(g) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(h) The term “Registration Statement” means the registration statement that is filed with the SEC pursuant to the provisions of this Article 6.

(i) The term “Rule 144” shall mean Rule 144 under the Securities Act.

(j) The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Securities Act.

Section 6.2 Registration.

(a) The Company shall prepare, and, as soon as practicable but in no event later than the Filing Deadline, file with the SEC the Registration Statement on Form S-3 covering the resale of all of the Registrable Securities. In the event that Form S-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Holders of fifty percent or more of the Registrable Securities (the “Required Holders”), subject to the provisions of Section 6.2(c).

(b) Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC. In the event that an Investor sells or otherwise transfers any of such Investor’ s Registrable Securities, each transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor. Any shares of Common Stock included in a Registration Statement and which remain allocated to any person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of the Required Holders.

(c) Ineligibility for Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the Required Holders and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

Section 6.3 Obligations of the Company. Whenever required under this Article 6 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities covered by such Registration Statement without restriction pursuant to Rule 144(k) (or any successor thereto) promulgated under the Securities Act or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”);

(b) ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading;

(c) permit the Investors to review and comment upon (i) a Registration Statement at least five (5) business days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, and Reports on Form 10-Q and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which any Investor reasonably objects;

(d) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(e) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(f) use all commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(h) notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(i) cause all such Registrable Securities registered pursuant to this Article 6 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

Notwithstanding the provisions of this Article 6, the Company shall be entitled to postpone or suspend, for a period of time (each such period, a “Grace Period”), the filing, effectiveness or use of, or trading under, any Registration Statement if the Company shall determine that any such filing or the sale of any securities pursuant to such Registration Statement would in the good faith judgment of the Board of Directors of the Company:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization, or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

(ii) materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

No Grace Period shall exceed fifteen (15) consecutive days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of forty-five days and the first day of any Grace Period must be at least five (5) trading days after the last day of any prior Grace Period.

Section 6.4 Demand Registrations.

(a) If, following the date hereof, the Company is unable to file, cause to be effective or maintain the effectiveness of a shelf registration statement as required under Section 6.2, the Holders shall have the right by delivering a written notice to the Company (a “Demand Notice”) to require the Company to, pursuant to the terms of this Agreement, register (including pursuant to an underwritten registration) under and in accordance with the provisions of the Securities Act the number of Registrable Securities beneficially owned by the Holders and requested by such Demand Notice to be so registered (a “Demand Registration”). A Demand Notice shall also specify the expected method or methods of disposition of the applicable Registrable Securities. Following receipt of a Demand Notice, the Company shall use its reasonable best efforts to file, as promptly as reasonably practicable, but not later than 30 days after receipt by the Company of such Demand Notice (subject to paragraph (d) of this Section 6.4), a Registration Statement relating to the offer and sale of the Registrable Securities requested to be included therein by the Holders in accordance with the methods of distribution elected by the Holders (a “Demand Registration Statement”) and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, provided, however, that the Company shall be required to effect registration pursuant to a request under this Section 6.4(a) on behalf of the Holders a maximum of one time. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 6.4(a) within 180 days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the Holders shall have been entitled to join pursuant to Section 6.5.

(b) In the event of a Demand Registration, the Company shall be required to maintain the continuous effectiveness of the applicable Registration Statement for a period of at least 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(c) The Company shall be entitled to postpone the filing or initial effectiveness of, or suspend the use of, a Demand Registration Statement, for a reasonable time not in excess of fifteen (15) consecutive days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of forty-five days and the first day of any Grace Period must be at least five (5) trading days after the last day of any prior Grace Period, if the Company delivers to the Holders a certificate signed by both the Chief Executive Officer and Chief Financial Officer of the Company certifying that, in the good faith judgment of the Board of Directors of the Company, such registration, offering or use would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company. Such certificate shall contain a statement of the reasons for such postponement or suspension and an approximation of the anticipated delay.

(d) The Holders shall have the right to notify the Company that it has determined that the Registration Statement relating to a Demand Registration be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw such Registration Statement.

Section 6.5 Piggyback Registrations.

(a) If, following the date hereof, the Company does not have an effective shelf registration statement as required under Section 6.3 and the Company proposes or is required to file a registration statement under the Securities Act with respect to an offering of Common Stock, any other of its equity securities or securities convertible into or exchangeable or exercisable for any of its equity securities, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with any employee benefit or dividend reinvestment plan), then the Company shall give prompt written notice of such proposed filing at least 30 days before the anticipated filing date (the “Piggyback Notice”) to the Holders. The Piggyback Notice shall offer the Holders the opportunity to include in such registration statement the number of Registrable Securities as they may request (a “Piggyback Registration”). The Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after notice has been given to the Holders. The Holders shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least 2 business days prior to the effective date of the Registration Statement relating to such Piggyback Registration. The Company shall be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(b) If any of the securities to be registered pursuant to the registration giving rise to the Holders’ rights under this Section 6.5 are to be sold in an underwritten offering, the Holders shall be permitted to include all Registrable Securities requested to be included in such registration in such offering on the same terms and conditions as any other shares, if any, of the Company included therein; provided, however, that if such offering involves a firm commitment underwritten offering and the managing underwriter(s) of such underwritten offering advise the Company in writing that it is their good faith opinion that the total amount of Registrable Securities requested to be so included, together with all other securities that the Company and any other persons having rights to participate in such registration intend to include in such offering, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all other securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such other securities that in the opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities and other securities shall be allocated for inclusion as follows:

(i) first, all other securities being sold by the Company or by any person (other than a Holder) exercising a contractual right to demand registration;

(ii) second, all Registrable Securities requested to be included by the Holders, pro rata (if applicable), based on the number of Registrable Securities beneficially owned by each such Holder; and

(iii) third, among any other holders of other securities not included in item (i) requesting such registration, pro rata, based on the number of such other securities beneficially owned by each such holder of other securities.

Section 6.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 6 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

Section 6.7 Expenses of Registration. All expenses other than (a) fees and disbursements of counsel for any Holder and (b) underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 6.2 and 6.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company shall be borne by the Company.

Section 6.8 [Intentionally Omitted.]

Section 6.9 Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Article 6:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) any breach of any covenant, agreement or obligation of the Company contained in herein or any other certificate, instrument or document contemplated hereby or thereby (iii) the omission or alleged omission to state in such Registration Statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iv) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 6.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 6.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 6.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.9.

(d) If the indemnification provided for in this Section 6.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 6.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The obligations of the Company and Holders under this Section 6.9 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Article 6 and otherwise.

Section 6.10 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

Section 6.11 Assignment of Registration Rights. The rights under this Agreement shall be automatically assignable by the Investors to any transferee of all or any portion of such Investor’s Registrable Securities if: (i) such Investor agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement.

Section 6.12 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Article 6 (a) after the Registration Period.

Article 7

Miscellaneous

Section 7.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

Section 7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida without reference to principles of choice or conflict of law thereunder.

Section 7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 7.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 5215 West Laurel Street, Tampa, Florida 33607 (Facsimile 813-876-1777) and to the Investors at the addresses set forth Schedule A attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7.6).

Section 7.7 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and to hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, partners, employees, or representatives is responsible.

Section 7.8 Expenses. Except as contemplated by Section 6.5, each of the parties to this Agreement shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Certificate of Designation, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Conversion Shares issued or issuable upon conversion of the Series F Shares purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

Section 7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 7.11 Aggregation of Stock. All shares of the Series F Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of Article 6, all shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 7.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ODYSSEY MARINE EXPLORATION, INC.

By:
Michael J. Holmes, Chief Financial Officer

STRATA FUND LP

By:

Name:

Title:

STRATA FUND (QP) LP

By:

Name:

Title:

STRATA OFFSHORE FUND LTD

By:

Name:

Title:

SCHEDULE A

Schedule of Investors

Name and Address	Number of Series F Shares Purchased	Total Purchase Price
Strata Fund LP 9665 Wilshire Blvd., Suite 505 Beverly Hills, California 90212 Facsimile: (310) 860-0838	4	$2,160,000

Strata Fund (QP) LP 9665 Wilshire Blvd., Suite 505 Beverly Hills, California 90212 Facsimile: (310) 860-0838	4	$2,160,000

Strata Offshore Fund Ltd 9665 Wilshire Blvd., Suite 505 Beverly Hills, California 90212 Facsimile: (310) 860-0838	14	$7,560,000

EXHIBIT A

Certificate of Designation

See attached Certificate of Designation.